Exhibit 99

PepsiAmericas Reports Fourth Quarter and Full-Year 2007 Results

  Reported EPS from continuing operations up 36% to $1.66; Adjusted EPS up 26%.
  Company provides 2008 EPS outlook of $1.77 to $1.83.

MINNEAPOLIS--(BUSINESS WIRE)--PepsiAmericas, Inc. (NYSE:PAS) today reported net income of $212.1 million for the full year 2007, with revenue up 13 percent including acquisitions. Diluted earnings per share (EPS) was $1.64 for the full year 2007, including a $0.02 reduction related to discontinued operations. These results compare to full year reported net income in 2006 of $158.3 million, or EPS of $1.22, which included a $0.10 reduction related to special charges and an impairment charge.

In the fourth quarter of 2007, PepsiAmericas reported net income of $42 million, or EPS of $0.32, which included a $0.01 reduction related to special charges. These reported results compare to net income of $26.1 million in the fourth quarter of 2006, or EPS of $0.20, which included a $0.09 reduction related to special charges and an impairment charge.

Chairman and Chief Executive Officer Robert C. Pohlad said, “Consistent execution on all parts of our strategy drove our strong performance in 2007.

“Central Europe continues to be our strongest contributor as we capture the topline growth opportunities in our increasingly diverse portfolio of markets. Investments in selling resources, brand building, and an expanding product portfolio drove volume growth ahead of the overall category, led by double digit volume gains for the year in our major markets, Romania and Poland. Along with acquisitions and foreign currency benefits, our Central European business delivered operating profits over $100 million, over four times that of the prior year.

“In the U.S., pricing, innovation and single serve execution offset higher costs. We grew our noncarbonated portfolio 10 percent for the year, partially offsetting the expected declines in carbonated soft drinks. Our U.S. business delivered operating profits of over $330 million, and while down modestly from last year, it continues to generate strong cash flow. The combination of these markets, the stability in the U.S. and the growth in Europe, drove our strong results, with adjusted earnings per share from continuing operations up 26 percent from last year.”

Mr. Pohlad continued, “The significant progress we made in building our capabilities, expanding our global product portfolio, and diversifying our markets, along with a strong and agile organization, provide confidence in our 2008 outlook of adjusted earnings per share growth of 7 to 10 percent.”

Full-Year 2007 Worldwide Financial Highlights

  Revenue increased to $4.5 billion, up 13 percent, with 5.6 percentage points contributed by acquisitions, 2 percentage points driven by foreign currency translation and the remainder driven by worldwide net pricing gains and strong volume growth in Central Europe.
  Volume improved 7.8 percent for the year, driven mainly by acquisitions. Constant territory volume was essentially flat, as 7.9 percent organic volume growth in Central Europe was offset by a domestic decline of 1.4 percent.
  Average net selling price increased 4.8 percent, including a nearly 2 percentage point reduction related to country mix, reflective of the company’s acquisitions. The increase was led by a strong U.S. net selling price increase of over 5 percent.
  Cost of goods sold per unit increased 3.9 percent, driven by higher input costs across all geographies. Country mix lowered cost of goods sold per unit by almost one and a half percentage points.
  Gross profit grew over 13 percent to more than $1.8 billion, with approximately 5 percentage points of growth from acquisitions. The remainder was driven by worldwide pricing improvements in all geographic segments, which offset the higher cost of goods sold.
  Operating income increased 23 percent to $436.1 million, including acquisitions. These results included special charges totaling $6.3 million, compared to special charges of $13.7 million included in prior year operating income of $356 million. Foreign currency translation contributed 7 percentage points to the overall growth.

Fourth Quarter Worldwide Financial Highlights

  Revenue increased 14 percent to $1.1 billion, with nearly 8 percentage points contributed by acquisitions.
  Volume improved 11 percent in the quarter, driven mainly by acquisitions as volume growth in Central Europe was offset, in part, by U.S. volume declines. Constant territory volume was up 0.6 percent.
  Average net selling price increased 3.7 percent, including a 2 percentage point reduction related to country mix.
  Cost of goods sold per unit increased 2.6 percent in the quarter with U.S. costs moderating from previous quarters and with minimal impact from acquisitions.
  Operating income increased 22 percent to $92.5 million, including acquisitions. These results included special charges totaling $2.2 million, compared to special charges of $11.5 million included in prior year operating income of $75.8 million. Foreign currency translation contributed 10 percentage points to the overall growth.

Fourth Quarter U.S. Operations Highlights

Volume declined 0.6 percent in the quarter compared to the prior year. Carbonated soft drink (CSD) volume declined 2 percent, an improvement from the full year trend of being down 4 percent. The non-carbonated category, excluding Aquafina, was up 12 percent led by the continued strength in the company’s Lipton business and the successful execution of the hydration and energy strategies. Aquafina volume declined 1 percent in the quarter reflecting a softer category.

Net sales in the U.S. grew 4 percent to $812.2 million in the fourth quarter, driven by net pricing growth of 3.8 percent. Net pricing improvements primarily reflected rate improvements with a modest contribution from mix. The company’s single serve business grew slightly in the quarter driven by innovation while take home package was down 1 percent. Gross profit increased 5 percent to $340.8 million, as pricing growth covered the cost of goods sold per unit increase of 2.3 percent. Costs moderated in the quarter, which reflected higher raw material costs from a year ago and procurement savings recorded in the quarter.

Selling, delivery and administrative expenses increased 11 percent to $273.3 million, as anticipated, due to the lapping of lower compensation and benefit costs from a year ago, the reversal of the company’s previous quarter’s fuel hedge favorability and increased marketplace investment. Fourth quarter operating income was $66.6 million, including special charges of $0.9 million, compared to $66.4 million in the prior year quarter which included special charges of $11.5 million.

Fourth Quarter International Operations Highlights

Central European volume grew 56.1 percent, with acquisitions contributing 49 percentage points of growth and the remainder driven by continued year over year growth in existing markets, led by Romania and Poland. Central European net sales were $261.2 million in the fourth quarter, up 78 percent, with nearly 52 percentage points of the increase attributable to acquisitions. The remainder reflected foreign currency translation, higher volume and underlying pricing improvements.

Average net pricing increased 16.8 percent, primarily reflecting foreign currency translation and continued strong single serve volume offset by 4 points of dilution from acquisitions. Cost of goods sold per unit increased 14.1 percent with foreign currency translation accounting for almost 10 percentage points of the increase and the remainder driven primarily by acquisitions. Gross profit increased 82 percent to $101.5 million for the quarter with acquisitions driving 34 percentage points of the increase. Selling, delivery and administrative expenses of $76.6 million were up 55 percent, which included 31 percentage points from acquisitions. The remaining increase resulted from unfavorable foreign currency translation and continued investments in brand and marketplace availability.

Central European operating income increased to $23.6 million, a $17.4 million improvement over the prior year, driven by the benefit from foreign currency translation, improved operating performance and acquisitions.

The Caribbean business reported a volume decrease of 5.1 percent, mainly due to continued soft economic conditions and competitive pressures in Puerto Rico. Partially offsetting these volume declines was an average net selling price improvement of 3.9 percent, resulting in net sales down 0.3 percent to $63.9 million. Cost of goods sold per unit increased 5.2 percent, as higher raw material and utility costs continued resulting in gross profit of $15.8 million. Selling, delivery and administrative costs increased 0.7 percent driving operating income to $2.3 million compared to $3.2 million in the prior year quarter.

Outlook

The company expects full year reported EPS to be in the range of $1.77 to $1.83 in 2008, including an estimated $0.01 benefit related to the impact of the 53rd week offset by $0.01 reduction related to special charges. This compares to EPS of $1.64 in 2007, which included a $0.02 loss from discontinued operations.

The company’s financial outlook for 2008 is estimated in the below table, which includes the impact of the acquisitions unless noted as constant territory.

	Reported (53 weeks) 2008 vs. 2007	Impact of 53rd week and special charges	Adjusted comparisons (52 weeks) 2008 vs. 2007
Worldwide Volume	+13 to 14%	1%	+12 to 13%
Constant Territory Volume	+3 to 4%	1%	+2 to 3%
U.S. Volume	+1% to Flat	1%	Flat to down 1%
Average Net Selling Price	+2.5 to 3.5%	--	+2.5 to 3.5%
Constant Territory Average Net Selling Price	+4.5 to 5.5%	--	+4.5 to 5.5%
Cost of Goods Sold per unit	+6 to 7%	--	+6 to 7%
SD&A Expenses	+9 to 10%	1%	+8 to 9%
Constant Territory SD&A Expenses	+5 to 6%	1%	+4 to 5%
Adjusted Operating Income, (excludes special charges)	+9 to 11%	1%	+8 to 10%
Interest Expense	$117 million	$2 million	$115 million
Effective Tax Rate	32 to 33%		32 to 33%
53rd week EPS impact		$0.01
Special charges EPS impact		($0.01)

Estimated 2008 EPS	$1.77 to $1.83	--	$1.77 to $1.83

Additionally, the company expects to generate adjusted operating cash flow of approximately $200 million in 2008, with capital spending in the range of $250 to $260 million.

53rd week: The company’s fiscal year ends on the Saturday closest to December 31 and, as a result, an additional week is added every five to six years. Fiscal year 2008 will consist of 53 weeks ending on January 3, 2009. Fiscal year 2007 consisted of 52 weeks ending on December 29, 2007. This fiscal year end policy impacts the U.S. and Caribbean operations as Central Europe is based upon a calendar fiscal year ending December 31, 2008 and, therefore, is not impacted by the 53rd week.

Acquisition impact: The acquisition impact discussed in this release reflects the year over year non-comparable territories. In the fourth quarter of 2007, this captures a full quarter of results for Ukraine. For the full year 2007, this includes results from Romania up to August as the company began to consolidate the Romania operating results in August a year ago, as well as the Ukraine results. Consistent with Romania’s reporting, Ukraine is reported on a one-month lag.

PepsiAmericas will hold its fourth quarter earnings conference call at 10:00 AM CST today, Wednesday, January 30, 2008, through a live webcast over the internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe; including Poland, Hungary, the Czech Republic, Slovakia, Romania and Ukraine; and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 30, 2006.

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Fourth Quarter		Fiscal Year

	2007	2006	2007	2006

Net sales	$1,137.3	$994.5	$4,479.5	$3,972.4
Cost of goods sold	679.2	597.3	2,656.2	2,364.3
Gross profit	458.1	397.2	1,823.3	1,608.1
Selling, delivery and administrative expenses	363.4	309.9	1,380.9	1,238.4
Special charges	2.2	11.5	6.3	13.7
Operating income	92.5	75.8	436.1	356.0
Interest expense, net	30.1	26.8	109.2	101.3
Other expense, net	2.0	7.6	0.6	11.7
Income from continuing operations before income taxes, minority interest and equity in net earnings of nonconsolidated companies	60.4	41.4	326.3	243.0
Income taxes	18.6	15.4	112.0	90.5
Minority interest	0.2	0.1	(0.1)	0.2
Equity in net earnings of nonconsolidated companies	-	-	-	5.6
Income from continuing operations	42.0	26.1	214.2	158.3
Loss from discontinued operations, net of tax	-	-	2.1	-
Net income	$42.0	$26.1	$212.1	$158.3

Weighted average common shares:
Basic	127.9	126.9	126.7	127.9
Incremental effect of stock options and awards	2.6	1.7	2.5	1.9
Diluted	130.5	128.6	129.2	129.8

Earnings per share:
Basic:
Income from continuing operations	$0.33	$0.21	$1.69	$1.24
Loss from discontinued operations	-	-	(0.02)	-
Total	$0.33	$0.21	$1.67	$1.24
Diluted:
Income from continuing operations	$0.32	$0.20	$1.66	$1.22
Loss from discontinued operations	-	-	(0.02)	-
Total	$0.32	$0.20	$1.64	$1.22

Cash dividends declared per share	$0.13	$0.125	$0.52	$0.50
PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	Fiscal Year End

	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$189.7	$93.1
Receivables, net	330.6	267.1
Inventories:
Raw materials and supplies	144.5	104.2
Finished goods	143.2	128.8
Total inventories	287.7	233.0

Other current assets	114.1	81.9
Total current assets	922.1	675.1

Property and equipment	2,850.5	2,576.4
Accumulated depreciation	(1,520.9)	(1,437.7)
Net property and equipment	1,329.6	1,138.7

Goodwill	2,432.7	2,027.1
Intangible assets, net	545.6	299.9
Other assets	78.0	66.6

Total assets	$5,308.0	$4,207.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt
	$337.6	$212.9
Payables	224.0	189.4
Other current liabilities	341.0	291.5
Total current liabilities	902.6	693.8

Long-term debt	1,803.5	1,490.2
Deferred income taxes	282.5	243.1
Minority interest	273.4	0.1
Other liabilities	187.7	175.6

Total liabilities	3,449.7	2,602.8

Shareholders' equity:
Preferred stock	-	-
Common stock	1,292.7	1,283.4
Retained income	670.9	525.4
Accumulated other comprehensive income	98.8	21.7
Treasury stock, at cost	(204.1)	(225.9)
Total shareholders' equity	1,858.3	1,604.6

Total liabilities and shareholders' equity	$5,308.0	$4,207.4
PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Fiscal Years

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$212.1	$158.3
Loss from discontinued operations	(2.1)	-
Income from continuing operations	214.2	158.3
Adjustments to reconcile to net cash provided by operating activities of continuing operations:

Depreciation and amortization	204.4	193.4
Deferred income taxes	6.1	(2.5)
Special charges	6.3	13.7
Cash outlays related to special charges	(14.3)	(2.6)
Pension contributions	(0.9)	(10.0)
Equity in net earnings of nonconsolidated companies	-	(5.6)
Excess tax benefits from share-based payment arrangements	(12.5)	(6.8)
Gain on sale of non-core property	(10.2)	-
Gain on sale of investment	-	(0.9)
Marketable securities impairment	4.0	7.3
Other	28.6	18.2
Changes in assets and liabilities, exclusive of acquisitions:
Increase in receivables	(30.0)	(37.0)
Increase in inventories	(19.3)	(24.2)
Increase in payables	23.5	0.5
Net change in other assets and liabilities	33.6	42.0
Net cash provided by operating activities of continuing operations	433.5	343.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(264.6)	(169.3)
Franchises and companies acquired, net of cash acquired	(682.7)	(88.5)
Purchase of equity investment	(2.3)	-
Proceeds from sales of property	29.2	9.7
Proceeds from sales of investment	-	0.9
Net cash used in investing activities	(920.4)	(247.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	105.9	13.6
Proceeds from issuance of long-term debt	298.2	247.4
Repayment of long-term debt	(39.0)	(185.8)
Contribution from minority shareholder	271.8	-
Treasury stock purchases	(59.4)	(150.7)
Excess tax benefits from share-based payment arrangements	12.5	6.8
Issuance of common stock	61.1	24.9
Cash dividends	(65.2)	(59.3)
Net cash provided by (used in) financing activities	585.9	(103.1)

Net operating cash flows used in discontinued operations	(10.4)	(11.1)
Effects of exchange rate changes on cash and cash equivalents	8.0	(5.3)
Change in cash and cash equivalents	96.6	(22.9)
Cash and cash equivalents at beginning of year	93.1	116.0
Cash and cash equivalents at end of year	$189.7	$93.1
Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, income from continuing operations, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded the impairment of marketable securities, special charges relating to various restructuring initiatives and the gain on sale of non-core property.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below that summarizes these adjustments that impact comparability of the periods presented:

	Fourth Quarter 2007			Fourth Quarter 2006
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income

(Unaudited, in millions)
As Reported	$92.5	$42.0	$42.0	$75.8	$26.1	$26.1
Item impacting comparability:
Special charges	2.2	1.5	1.5	11.5	7.2	7.2
Marketable securities impairment	-	-	-	-	4.6	4.6
Adjusted Comparisons	$94.7	$43.5	$43.5	$87.3	$37.9	$37.9

Weighted average common shares:
Basic			127.9			126.9
Incremental effect of stock options and awards			2.6			1.7
Diluted			130.5			128.6

Earnings per share - basic
As reported:
Continuing operations			$0.33			$0.21
Discontinued operations			-			-
Total			$0.33			$0.21
As adjusted:
Continuing operations			$0.34			$0.30
Discontinued operations			-			-
Total			$0.34			$0.30
Earnings per share - diluted
As reported:
Continuing operations			$0.32			$0.20
Discontinued operations			-			-
Total			$0.32			$0.20
As adjusted:
Continuing operations			$0.33			$0.29
Discontinued operations			-			-
Total			$0.33			$0.29
Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures (continued):

	Fiscal Year 2007			Fiscal Year 2006
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income

(Unaudited, in millions)
As Reported	$ 436.1	$ 214.2	$ 212.1	$ 356.0	$ 158.3	$ 158.3
Items impacting comparability:
Special charges	6.3	4.0	4.0	13.7	8.6	8.6
Marketable securities impairment	-	2.5	2.5	-	4.6	4.6
Gain on sale of non-core property	-	(6.5)	(6.5)	-	-	-
Adjusted Comparisons	$ 442.4	$ 214.2	$ 212.1	$ 369.7	$ 171.5	$ 171.5

Weighted average common shares:
Basic			126.7			127.9
Incremental effect of stock options and awards			2.5			1.9
Diluted			129.2			129.8

Earnings (loss) per share - basic
As reported:
Continuing operations			$ 1.69			$ 1.24
Discontinued operations			(0.02)			-
Total			$ 1.67			$ 1.24
As adjusted:
Continuing operations			$ 1.69			$ 1.34
Discontinued operations			(0.02)			-
Total			$ 1.67			$ 1.34
Earnings (loss) per share - diluted
As reported:
Continuing operations			$ 1.66			$ 1.22
Discontinued operations			(0.02)			-
Total			$ 1.64			$ 1.22
As adjusted:
Continuing operations			$ 1.66			$ 1.32
Discontinued operations			(0.02)			-
Total			$ 1.64			$ 1.32

Adjustments included in this earnings release were as follows:

Marketable Securities Impairment: We recorded an other-than-temporary impairment loss of $4.0 million ($2.5 million after taxes) and $7.3 million ($4.6 million after taxes) in fiscal year 2007 and 2006, respectively, related to an equity security that is classified as available-for-sale. The loss was recorded in the "Other expense, net."

Special Charges: In fiscal year 2007, we recorded special charges of $6.3 million ($4.0 million after taxes). The special charges were primarily related to severance and relocation costs in the U.S. and lease termination cost and severance costs in Central Europe.

In fiscal year 2006, we recorded special charges of $11.5 million ($7.2 million after taxes) in the U.S. related to a reduction in the workforce and other related employee costs. We also record special charges of $2.2 million ($1.4 million after taxes) in Central Europe related to a reduction in the workforce.

Gain on Sale of Non-Core Property: In fiscal year 2007, we recorded a gain of $10.2 million ($6.5 million after taxes) related to the sale of railcars and locomotives, which was reflected in "Other expense, net."

Other items impacting comparability:

2. Quadrant-Amroq Bottling Company Limited ("QABCL") is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova. In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million. This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" and was included in "Other Assets" in the Condensed Consolidated Balance Sheet. We recorded our share of QABCL earnings in "Equity in net earnings of nonconsolidated companies" in the Condensed Consolidated Statement of Income. In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash acquired. QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006. Due to the timing of the receipt of available financial information from QABCL, we record results on a one-month lag basis.

In the second quarter of 2007, we completed the formation of a joint venture with PepsiCo to acquire an 80 percent interest in Sandora, LLC ("Sandora"), the leading juice company in Ukraine. Under the terms of the joint venture agreement, we hold a 60 percent interest and PepsiCo holds a 40 percent interest. On August 20, 2007, the joint venture completed its 80 percent acquisition of Sandora. During the fourth quarter of 2007, the joint venture acquired the remaining 20 percent interest in Sandora. We fully consolidated the results of operations of the joint venture and report minority interest in our Condensed Consolidated Financial Statements. Due to the timing of the receipt of available financial information, we record results on a one-month lag basis.

3. In the second quarter of 2007, we recorded a discontinued operations charge of $2.1 million after taxes. The charge related to revised estimates for environmental remediation, legal and related administrative costs.

CONTACT:
PepsiAmericas, Inc.
Investor Relations
Sara Zawoyski, 612-661-3830
or
Media Relations
Mary Viola, 847-598-2870